Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Provides Update on Status from Hurricane Milton

SARASOTA, FL, October 10, 2024— Helios Technologies, Inc. (NYSE: HLIO) (“Helios” or the “Company”), a global leader in highly engineered motion control and electronic controls technology, today provided a preliminary update on its status from Hurricane Milton.

“Our immediate concern is for the safety and well-being of our colleagues, their families, and the residents of the communities throughout the region affected by this devastating storm,” said Sean Bagan, Interim President, Chief Executive Officer, and Chief Financial Officer of Helios. “Sarasota, which was directly hit by the hurricane, is home to our worldwide corporate headquarters and our operating company Sun Hydraulics, a material part of our Hydraulics segment. The extent of the damage and disruption are being assessed at our Florida facilities and we are working to fully determine the physical impact of the storm on our manufacturing operations. We have engaged with our insurance partners to minimize the financial impact from any physical losses we have sustained. Our objective is to have our affected locations up and running again as quickly as possible.”

Once it has completed its assessment and as more information is available, the Company plans to provide further updates and its estimates of the effects of Hurricane Milton on its financial results and operations.

About Helios Technologies

Helios Technologies is a global leader in highly engineered motion control and electronic controls technology for diverse end markets, including construction, material handling, agriculture, energy, recreational vehicles, marine and health and wellness. Helios sells its products to customers in over 90 countries around the world. Its strategy for growth is to be the leading provider in niche markets, with premier products and solutions through innovative product development and acquisition. The Company has paid a cash dividend to its shareholders every quarter since becoming a public company in 1997. For more information please visit: www.heliostechnologies.com and follow us on LinkedIn.

Investor and Media contacts:

Tania Almond

Vice President, Investor Relations and Corporate Communication

(941) 362-1333

tania.almond@HLIO.com

Deborah Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

- ### -

Helios Technologies | 7456 16th St E | Sarasota, FL 34243 | 941-362-1200